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                                                                EXHIBIT 99.1



                                                   Contact: Harriss T. Currie
                                                      Chief Financial Officer
                                                               (512) 219-8020


                          LUMINEX CORPORATION ANNOUNCES
                           HIRING OF PATRICK BALTHROP
                           AS CHIEF EXECUTIVE OFFICER


         AUSTIN, Texas, May 17: Luminex Corporation (Nasdaq: LMNX) is pleased to announce the appointment of Patrick Balthrop as Chief Executive Officer and President.

         Mr. Balthrop comes to Luminex from Fisher Scientific International Inc. where, since 2002, he served as President of Fisher Healthcare, a Fisher Scientific company. Prior to Fisher Scientific International, Balthrop served in a number of leadership positions for over 20 years with Abbott Laboratories, primarily in Abbott's Diagnostics Division. Balthrop's most recent positions at Abbott were as head of worldwide commercial diagnostics operations and as head of Abbott Vascular. Among his accomplishments at Abbott were the development and launch of the AxSYM analyzer and the commercial launch of the IMx analyzer. His career experience has included sales, marketing, manufacturing operations, international experience, research and development and senior management. Balthrop holds an MBA from the Kellogg Graduate School of Management of Northwestern University, and a B.S. in Biology from Spring Hill College.

         "Pat's hiring is a great event for our Company. We are extremely pleased to hire a chief executive with Pat's industry knowledge and leadership abilities. Hiring someone of Pat's talents is reflective of the bright future ahead for Luminex," said G. Walter Loewenbaum, Chairman of the Board of Directors. In addition to his service as the new Chief Executive Officer and President, it is anticipated that the Board of Directors will consider Pat Balthrop to serve as a director of the Company. If elected to the Board of Directors by the directors, he would be required to stand for election by the stockholders at the 2005 annual meeting as required by law.

         As contemplated in the Proxy Statement dated April 15, 2004, Tom Erickson, our Interim President and Chief Executive Officer since September 2002, is anticipated to continue his relationship with the Company as a member of the Board of Directors and Chairman of the Executive Committee, subject to his election to the Board of Directors at the Company's upcoming annual meeting of stockholders scheduled for May 20, 2004.

         "On behalf of our directors, senior management and employees, I want to say thank you to Tom for an exceptional job as our interim CEO. He took office at a difficult time in Luminex's history and we believe the Company stands much stronger today as a result of Tom's leadership, hard work and vision for our future," stated Mr. Loewenbaum. "The continuity achieved by Tom's willingness to now serve as a director and chair of the Executive Committee will be invaluable to Pat (as the new CEO) and to our stockholders," continued Mr. Loewenbaum.


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         In connection with the hiring of Mr. Balthrop and as an inducement to accept employment, he was granted incentive equity agreements consisting of a restricted stock grant for 200,000 shares of common stock pursuant to the Company's 2000 Long-Term Incentive Plan and a contractual option grant for the purchase of an aggregate of 500,000 shares of the Company's common stock. The stock option grant has an exercise price of $9.36 per share and will fully vest over four years subject to the terms of the option agreement.

         Luminex Corporation develops, manufactures and markets proprietary biological testing technologies with applications through the life sciences industry. The Company's xMap(R) system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company's xMAP technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex Corporation or xMAP can be obtained on the Internet at http://www.luminexcorp.com.

         Statements made in this earnings release that express Luminex's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will" and similar expressions are intended to further identify such forward-looking statements. It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex's actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex's products, the Company's dependence on strategic partners for development, commercialization and distribution of products, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle, Luminex's ability to scale manufacturing operations, potential shortages of components, competition, the timing of regulatory approvals and any modification of the Company's operating plan in response to its recent evaluation of its business and continued search for a new chief executive officer, as well as the risks discussed under the heading, "Risk Factors" in Luminex's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.